                                                                    EXHIBIT 11.1

 DYNAMEX INC.
 CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
 (in thousands except per share data)
 (Unaudited)



                                        Three months ended        Nine months ended
                                              April 30,               April 30,
                                       ---------------------    ---------------------
                                         2002        2001         2002        2001
                                       ---------   ---------    ---------   ---------
 Net income (loss)                     $   1,330   $     (17)   $   1,787   $     540
                                       =========   =========    =========   =========

 Weighted average common

    shares outstanding                    10,680      10,207       10,414      10,207

 Common share equivalents related
    to options and warrants                   42          --           36          12
                                       ---------   ---------    ---------   ---------

 Common shares and common share
    equivalents                           10,722      10,207       10,450      10,219
                                       =========   =========    =========   =========

 Common stock price used under
    treasury stock method              $    2.21   $    2.04    $    2.09   $    1.63
                                       =========   =========    =========   =========

 Net income (loss) per common share:

    Basic                              $    0.12   $   (0.00)   $    0.17   $    0.05
                                       =========   =========    =========   =========

    Diluted                            $    0.12   $   (0.00)   $    0.17   $    0.05
                                       =========   =========    =========   =========
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